As filed with the Securities and Exchange Commission on August 21, 2006
No. 333-135564
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
To
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES
(Exact name of registrant as specified in its charter)

Delaware	23-0552730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Barbara A. Hatcher
Executive Vice President and General Counsel
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carter W. Emerson, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered	Price per Security(2)	Offering Price(2)	Fee(1)
Non-transferable Common Stock Subscription Rights	15,894,051 rights	(3)	(3)	(3)
Common Stock, par value $0.01 per share	18,534,688 shares(4)		$$64,871,408(5)	$6,941
Total			$64,871,408	$6,941

(1)	This registration statement relates to (a) non-transferable subscription rights to purchase common stock of Exide Technologies, or the Company, which subscription rights will be issued to holders of common stock of the Company and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering.

(2)	Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.

(3)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)	This amount is based on the maximum number of shares of common stock of the Company issuable pursuant to the non-transferable subscription rights.

(5)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2006

PROSPECTUS

Common Stock

Rights to Purchase up to 21,428,571 Shares
of Common Stock at $3.50 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive 0.85753 of a subscription right for each share of common stock owned at the close of business on     , 2006, subject to adjustments to eliminate fractional rights. We are distributing subscription rights exercisable for up to 21,428,571 shares of our common stock. The 21,428,571 shares referred to here and elsewhere in this prospectus include 2,893,883 shares which are being offered in a separate private placement at the same price as that offered in the rights offering to two of our shareholders who are acting as standby purchasers in the rights offering and will be receiving registration rights pursuant to a registration rights agreement we will enter into with these shareholders, as further described in “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Each full subscription right will entitle you to purchase one share of our common stock at a subscription price of $3.50 per share. The per share price is equal to a 20% discount to the average closing price of our common stock for the 30 trading day period ended July 6, 2006. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on          , 2006, unless we extend this offering period, such extension not to exceed 15 business days. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

If any rights remain unsubscribed after the closing of the rights offering, two of our shareholders and one other investor have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price pursuant to a standby purchase agreement. Two of such investors have also agreed to purchase 14,285,714 additional shares of our common stock for $3.50 per share subject to certain conditions.

The rights offering is subject to approval by our shareholders, as well as the approval by our shareholders of an amendment to our certificate of incorporation to increase the number of shares of authorized common stock. We are submitting these items to the vote of our shareholders at our 2006 annual meeting scheduled to take place August 22, 2006.

We may cancel or terminate the rights offering at any time prior to its expiration. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “XIDE.” On          , 2006, the closing sales price for our common stock was $      per share. The shares of common stock issued in the rights offering will also be listed on the Nasdaq Global Market under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider the risk factors beginning on page 4 of this prospectus before exercising your subscription rights.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is a rights offering?

We are distributing to holders of our common stock as of 5:00 p.m. Eastern Daylight Time on          , 2006, the “record date,” at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.85753 of a subscription right for each share of common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a right?

Each full right gives our shareholders the opportunity to purchase one share of our common stock for $3.50 per share. We have granted to you, as a shareholder of record on the record date, 0.85753 of a right for each share of our common stock you owned at that time. We determined the ratio of rights you will receive per share by dividing the total number of shares we will issue upon exercise of the rights (21,428,571) by our total number of shares outstanding (24,988,768). For example, if you owned 100 shares of our common stock on the record date, you have the right to purchase 86 shares of common stock for $3.50 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue 0.85753 of a right to the nominee for each share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each full right can then be used to purchase one share of common stock for $3.50 per share. As in the example above, if you owned 100 shares of our common stock on the record date, you have the right to purchase 86 shares of common stock for $3.50 per share.

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 21,428,571 shares of common stock in the rights offering. In the unlikely event that, due to the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 21,428,571 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest.

Why are we conducting the rights offering?

We are making the rights offering and we are selling additional shares of common stock to Tontine Capital Partners, L.P., or “Tontine,” and Legg Mason Investment Trust, Inc., or “Legg Mason” and together with Tontine, the “Standby Purchasers,” in order to raise capital that we intend to use to provide additional liquidity for working capital, capital expenditures and general corporate purposes. The Standby Purchasers may elect to assign some or all of their rights to purchase shares of common stock to their designated affiliates. We believe that the rights offering and sale of additional shares of common stock to the Standby Purchasers will strengthen our financial condition through generating additional cash and increasing our stockholders’ equity. If we are unable to raise capital in this manner, we may be required to seek alternative sources of liquidity to satisfy our ongoing operations, restructuring plans and capital expenditures and we may not be able to obtain such alternative sources of liquidity on commercially reasonable terms, if at all. If we are unable to generate such additional liquidity, our financial condition would be adversely affected.

How was the $3.50 per share subscription price determined?

Our Board of Directors determined the subscription price after negotiations with the Standby Purchasers, considering the likely cost of capital from other sources, the price at which our principal shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the need to provide an incentive to our shareholders to participate in the rights offering on a pro-rata basis. The subscription price for a subscription right is $3.50 per share. The per share price is equal to a 20% discount to the average closing price of our common stock for the 30 trading day period ended July 6, 2006. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. However, if you choose not to fully exercise your rights, the relative percentage of our common stock that you own will decrease and your voting and other rights will be diluted.

Am I required to exercise my rights if I vote to approve the rights offering at the annual meeting?

No. How you vote at the annual meeting has no impact on your decision as to whether to exercise your rights.

What happens if I elect to exercise my rights and the shareholders do not approve the rights offering?

If the shareholders do not approve the rights offering at our annual meeting and you exercised your rights, we will immediately instruct the subscription agent to refund your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is          , 2006, at 5:00 p.m., Eastern Daylight Time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

May I transfer my rights?

No. You may not sell or transfer your rights to anyone. The rights offered hereunder are non-transferable because we cannot assure you that our shareholders will approve the rights offering.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to our shareholders approving the rights offering, the sale of shares of common stock to the Standby Purchasers and Arklow Capital, LLC (the “Additional Standby Purchaser”) in connection with their agreement to purchase any shares not subscribed for in the rights offering, the sale of additional shares of common stock to the Standby Purchasers and an amendment to our certificate of incorporation increasing the number of authorized shares of our common stock.

Our Board of Directors may decide to cancel the rights offering at any time prior to the expiration of the rights offering and for any reason. If our Board of Directors cancels the rights offering, we will issue a press release notifying shareholders of the cancellation and any money received from subscribing shareholders will be returned, without interest or deduction, as soon as practicable.

We may amend or extend the subscription period of the rights offering. We reserve the right to withdraw the rights offering at any time prior to the expiration date and for any reason, in which event all funds received in the rights offering will be returned without interest or deduction to those persons who subscribed for shares in the rights offering.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

Our Board of Directors will not make any recommendation to shareholders regarding the exercise of rights under the rights offering. Shareholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. For more information on the risks of participating in the rights offering, see “Risk Factors.”

What will happen if I choose not to exercise my rights?

If you do not exercise any rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other shareholders in the rights offering, including the shares purchased by the Standby Purchasers and the Additional Standby Purchaser pursuant to their agreement to purchase any shares not subscribed for in the rights offering, and the Standby Purchasers will be purchasing additional shares of our common stock, your percentage ownership after the exercise of the rights will be diluted.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Daylight Time, on , 2006.

You may also use an alternate procedure called “Notice of Guaranteed Delivery,” which gives you an extra three days to deliver the rights certificate if the subscription agent receives full payment before the expiration date of the subscription period and a securities broker or qualified financial institution signs the “Notice of Guaranteed Delivery” form to guarantee that your properly completed rights certificate will be timely delivered.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

When will I receive my new shares?

If you purchase shares of common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.50 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How much money will the Company receive from the rights offering?

If we sell all the shares being offered, we will receive proceeds of $70.2 million after deducting estimated offering expenses. While we are offering shares in the rights offering with no minimum purchase requirement, the Standby Purchasers and the Additional Standby Purchaser have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price. Accordingly, even if the Standby Purchasers and the Additional Standby Purchaser are the only participants in the rights offering, we expect to receive proceeds from the rights offering of $70.2 million after deducting estimated offering expenses. See “Use of Proceeds” and “The Rights Offering — Standby Commitments.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors.”

Is there an over-subscription privilege?

No.

What is the role of the Standby Purchasers and the Additional Standby Purchaser in this offering?

In connection with the rights offering, we have entered into a standby purchase agreement with the Standby Purchasers and the Additional Standby Purchaser (the “Standby Agreement”). The Standby Agreement obligates us to sell, and requires the Standby Purchasers and the Additional Standby Purchaser to purchase from us, any and all shares of our common stock issuable upon the exercise of any rights that remain unsubscribed at the close of the rights offering subscription period. The price per share paid by the Standby Purchasers and the Additional Standby Purchaser for such common stock will be equal to the subscription price offered in the rights offering. For a more complete description of the role of the Standby Purchasers and the Additional Standby Purchaser in the rights offering, see “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Are the Standby Purchasers receiving any compensation for the standby commitments?

Yes. As compensation to the Standby Purchasers for the standby commitments, we agreed to sell, concurrently with the rights offering, 14,285,714 additional shares of our common stock to Standby Purchasers at the same subscription price applied to the rights for gross proceeds of $50.0 million, and the Standby Purchasers agreed to purchase such shares. In addition, if, under certain circumstances provided for in the Standby Agreement, the rights offering is not consummated or the Standby Agreement is terminated, the Standby Purchasers have the option to purchase up to 14,285,714 additional shares of common stock from us at the same subscription price applied to the rights offering if our shareholders approve the rights offering or, if our shareholders do not approve the rights offering, the Standby Purchasers have the option to purchase additional shares of common stock from us up to 19.9% of our issued and outstanding common stock at a price of $4.50 per share.

How many shares will the Standby Purchasers and the Additional Standby Purchaser own after the offering?

If no shareholders other than the Standby Purchasers and the Additional Standby Purchaser exercise their subscription rights, the Standby Purchasers and the Additional Standby Purchaser will purchase up to 21,428,571 shares of our common stock in the offering pursuant to their respective subscription rights received as shareholders and their standby commitments. In that case and taking into account the 14,285,714 shares the Standby Purchasers will purchase from us separately and the shares the Standby Purchasers and the Additional Standby Purchaser currently own, the aggregate ownership interest of the Standby Purchasers and the Additional Standby Purchaser in our common stock could be approximately 64%, and the ownership interest of the remaining shareholders could decrease to approximately 36%. If the rights offering has not closed on or prior to September 30, 2006, but our shareholders have approved the rights offering, under certain circumstances, the Standby Purchasers may purchase up to $50.0 million of our common stock at $3.50 per share. If the Standby Purchasers exercise this option in full, their aggregate ownership in us would increase to approximately 43%. If the rights offering is not approved by our shareholders, the Standby Purchasers may purchase up to 19.9% of our issued and outstanding

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common stock for $4.50 per share. If the Standby Purchasers exercise this option in full, their aggregate ownership in us would increase to approximately 25%. See “The Rights Offering — Standby Commitments.”

How many shares of common stock will be outstanding after the rights offering and sale of additional shares of common stock to the Standby Purchasers?

As of August   , 2006, we had 24,988,768 shares of common stock issued and outstanding. We expect to issue 21,428,571 shares in the rights offering and 14,285,714 additional shares in the separate sale to the Standby Purchasers. After the rights offering and the sale of additional shares to the Standby Purchasers we anticipate that we will have 60,703,053 shares of common stock outstanding.

Are there any conditions to the standby commitments?

Yes. The obligation of the Standby Purchasers and the Additional Standby Purchaser to fulfill the standby commitments will be subject to a number of conditions. For a more detailed description of the conditions to the Standby Purchasers’ and the Additional Standby Purchaser’s standby commitments, see “The Rights Offering — Standby Commitments.”

Can Our Board of Directors withdraw the rights offering?

Yes. Our Board of Directors may decide to withdraw the rights offering at any time on or before the expiration of the rights offering for any reason. If we withdraw the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest. See “The Rights Offering — Cancellation Rights.”

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will immediately instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

Will the rights be listed on a stock exchange or national market?

The rights will not be listed on the Nasdaq Global Market or any other stock exchange or national market.

Our common stock and warrants will continue to trade on the Nasdaq Global Market under the symbols “XIDE” and “XIDEW,” respectively.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold rights certificates for shareholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in “Rights Offering — Foreign Shareholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

For U.S. federal income tax purposes, you will not recognize taxable income as a result of the distribution or exercise of your rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the rights). We intend to take the position that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are unclear. For further information, see “U.S. Federal Income Tax Considerations.” You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the rights offering under your own tax situation.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Georgeson Shareholder Communications Inc. at (888) 206-5896.

SUMMARY

This summary highlights information contained elsewhere in this document. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire document carefully. References in this prospectus to: “Exide,” “the Company,” “we,” “us” and “our” refer to Exide Technologies and its consolidated subsidiaries.

Our Business

We are a global producer and recycler of lead acid batteries. We provide a comprehensive range of stored electrical energy products and services for transportation and industrial applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications. Industrial markets include batteries for telecommunications systems, fuel-cell load leveling, electric utilities, railroads, uninterruptible power supply, lift trucks, mining and other commercial vehicles. Our many brands include Exide®, Absolyte®, Centratm, Classic®, DETA®, Fulmen®, GNBtm, Liberatortm, Marathon®, Sonnenschein® and Tudor®.

We are a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Our principal executive offices are located at 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004. Our phone number is (678) 566-9000. More comprehensive information about us and our products is available through our Internet website at www.exide.com. The information contained on our website, or other sites linked to it, is not incorporated by reference into this prospectus.

The Rights Offering

Further details concerning this part of the summary are set forth under “— Rights Offering.” Only holders of record of our common stock on the record date may exercise rights.

Securities offered	We are distributing to you, at no charge, 0.85753 of a non-transferable subscription right for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. We expect the gross proceeds from the rights offering to be $75.0 million. In addition, we are selling to the Standby Purchasers additional shares of common stock at the rights offering subscription price for gross proceeds of $50.0 million.

Subscription privilege	Each full right gives you the opportunity to purchase one share of our common stock for $3.50 per share.

Record date	5:00 p.m. Eastern Daylight Time on August , 2006.

Expiration date	5:00 p.m. Eastern Daylight Time on August , 2006.

Subscription price	$3.50 per share, payable in cash, which is a 20% discount to the average closing price of our common stock for the 30 trading day period ending July 6, 2006. All payments must be cleared on or before the expiration date.

Use of proceeds	We intend to use the proceeds of the rights offering to provide additional liquidity for working capital, capital expenditures and general corporate purposes.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on the Nasdaq Global Market or on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation	Our Board of Directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby commitment	Subject to certain conditions, the Standby Agreement requires the Standby Purchasers and the Additional Standby Purchaser to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price. In addition, the Standby Purchasers have agreed, pursuant to the Standby Agreement to purchase additional shares of our common stock at a price per share equal to the rights offering subscription price.

No revocation	If you exercise any of your rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations	For U.S. federal income tax purposes, you will not recognize taxable income as a result of the distribution or exercise of your rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the rights). We intend to take the position that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are unclear. For further information, see “U.S. Federal Income Tax Considerations.” You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the rights offering under your own tax situation.

Extension, withdrawal, cancellation and amendment	We have the option, with the approval of the Standby Purchasers, to extend the rights offering and the period for exercising your subscription rights, for a period not to exceed 15 business days, although we do not presently intend to do so. Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). We also reserve the right to withdraw or terminate the rights offering at any time for any reason. In the event that the rights offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights	To exercise rights, you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial currier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Subscription agent	American Stock Transfer & Trust Company.

Information agent	Georgeson Shareholder Communications Inc.

Questions	Questions regarding the rights offering should be directed to the information agent, Georgeson Shareholder Communications Inc. at (888) 206-5896.

Shares outstanding before the rights offering and sale of additional shares of common stock to the Standby Purchasers	24,988,768 shares as of August , 2006.

Shares outstanding after completion of the rights offering and sale of additional shares of common stock to the Standby Purchasers	60,703,053 shares of our common stock will be outstanding immediately after completion of the rights offering and sale of additional shares of common stock to the Standby Purchasers.

Risk factors	Shareholders considering making an investment in the rights offering should consider the risk factors described in “Risk Factors.”

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

Nasdaq Global Market trading symbol	Shares of our common stock are currently listed for quotation on the Nasdaq Global Market under the symbol “XIDE.”

Risk Factors

Before you invest in the rights offering, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 4 and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your rights to purchase shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have experienced significant increases in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse impact on our business and financial condition.

Lead is the primary material by weight used in the manufacture of batteries, representing approximately one-third of our cost of goods sold. Average lead prices quoted on the London Metal Exchange (the “LME”) have risen dramatically, increasing from $920.00 per metric tonne for fiscal 2005 to $1,041.00 per metric tonne for fiscal 2006. As of August 4, 2006, lead prices quoted on the LME were $1,135.00 per metric tonne. If we are unable to increase the prices of our products proportionate to the increase in raw material costs, our gross margins will decline. We cannot provide assurance that we will be able to hedge our lead requirements at reasonable costs or that we will be able to pass on these costs to our customers. Increases in our prices could also cause customer demand for our products to be reduced and net sales to decline. The rising cost of lead requires us to make significant investments in inventory and accounts receivable, which reduces amounts of cash available for other purposes, including making payments on our notes and other indebtedness. We also consume significant amounts of steel and other materials in our manufacturing process and incur energy costs in connection with manufacturing and shipping of our products. The market prices of these materials are also subject to fluctuation, which could further reduce our available cash.

Our liquidity position remains constrained. If we fail to meet our operations objectives and the shortfall is not replaced through other means, including the rights offering and sale of additional shares, the lack of liquidity would have a material adverse impact on our business and financial condition.

Our current liquidity position remains constrained. We have an operational plan that would provide adequate liquidity to fund our operations through the remainder of this fiscal year. We have reduced our planned capital expenditures and planned restructuring activities in order to provide additional liquidity.

If we fail to meet our operations objectives, including working capital reductions, and if such shortfall is not replaced through proceeds from the rights offering and sale of additional shares or other means, the lack of liquidity would have a material adverse impact on our ability to fund our operations and financial obligations and cause us to evaluate a restructuring of our obligations.

The going concern modification received from our independent registered public accounting firm for the fiscal year ended March 31, 2006 could cause adverse reactions from our creditors, vendors, customers and others.

Our financial statements for our fiscal year ended March 31, 2006 contain an audit report from our independent accounting firm PricewaterhouseCoopers LLP that contains a “going concern modification,” stating that the uncertainty with respect to our ability to maintain compliance with our financial covenants through fiscal 2007 raises substantial doubt about our ability to continue as a going concern. This going concern modification was based on our suffering recurring losses and negative cash flows from operations and our inability to comply with one or more of the covenants of our senior secured credit facility during fiscal 2005 and fiscal 2006. There is no assurance that we will be able to meet our fiscal 2007 business plan and be in compliance with our senior secured credit facility through the period as of March 31, 2007. This going concern modification could create concerns on the part of our creditors, vendors, customers and others about whether we will be able to fulfill our contractual obligations and otherwise continue to operate our business, which could result in a tightening of our liquidity. The going concern modification could also be perceived negatively by the capital markets, which could adversely affect the prices of our common stock as well as our ability to raise capital.

We are subject to a preliminary SEC inquiry.

The Enforcement Division of the U.S. Securities and Exchange Commission (the “SEC”) has told us that it has commenced a preliminary inquiry into statements we made during fiscal 2006 about our ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in our annual report on Form 10-K for fiscal 2005, which we filed with the SEC in June 2005. If the preliminary inquiry results in a formal investigation, it could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations which could adversely affect our results of operations.

We have significant manufacturing operations in, and export to, several countries outside the United States. Approximately 58% of our net sales for fiscal 2006 were generated in Europe, Asia and Australia, with the vast majority generated in Europe in Euros and British Pounds. Because such a significant portion of our operations is based overseas, we are exposed to foreign currency risk, resulting in uncertainty as to future assets and liability values, and results of operations that are denominated in foreign currencies. We invoice foreign sales and service transactions in local currencies, using actual exchange rates during the period, and translate these revenues and expenses into U.S. dollars at average monthly exchange rates. Because a significant portion of our net sales and expenses are denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. dollar could adversely affect our reported net sales and operating margins. We translate our non-U.S. assets and liabilities into U.S. dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. dollar would result in a decrease of our net investment in foreign subsidiaries.

In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, such as lead, which is quoted on the LME in U.S. dollars. We do not engage in significant hedging of our foreign currency exposure and cannot assure that we will be able to hedge our foreign currency exposures at a reasonable cost.

There are other risks inherent in our non-U.S. operations, including:

•	changes in local economic conditions, including disruption of markets;

•	changes in laws and regulations, including changes in import, export, labor and environmental laws;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our non-U.S. operations or on our results of operations and financial condition.

Our liquidity is affected by the seasonality of our business. Warm winters and cool summers adversely affect us.

We sell a disproportionate share of our automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so they will have sufficient inventory for cold weather periods. In addition, many of our industrial battery customers in Europe do not place their battery orders until the end of the calendar year. This seasonality increases our working capital requirements and makes us more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if our sales are reduced by an unusually warm winter or cool summer, it is not possible for us to recover these sales in later periods. Further, if our sales are adversely affected by the weather, we cannot make offsetting cost reductions to protect our liquidity and gross margins in the short-term because a large portion of our manufacturing and distribution costs are fixed.

Decreased demand in the industries in which we operate may adversely affect our business.

Our financial performance depends, in part, on conditions in the automotive, material handling and telecommunications industries, which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by original equipment manufacturers (“OEMs”) and their customers’ spending could adversely impact our business. Relatively modest declines in customer purchases from us could have a significant adverse impact on our profitability because we have substantial fixed production costs. If our OEM and large aftermarket customers reduce their inventory levels, and reduce their orders, our performance would be significantly adversely impacted. In this environment, we cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may have a significant negative impact on our business.

The remaining portion of our battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (1) the number of vehicles in use; (2) average battery life; (3) the average age of vehicles and their operating environment; (4) weather conditions; and (5) population growth and overall economic conditions. Any significant adverse change in any one of these factors may have a significant negative impact on our business.

The loss of our sole supplier of polyethylene battery separators would have a material adverse effect on our business.

We rely exclusively on a single supplier to fulfill our needs for polyethylene battery separators — a critical component to many of our products. There is no second source that could readily provide the volume of polyethylene separators used by us. As a result, any major disruption in supply from this supplier would have a material adverse impact on us. If we are not able to maintain a good relationship with this supplier, or if for reasons beyond our control the supplier’s service were disrupted, our business may experience a significant negative impact.

Many of the industries in which we operate are cyclical.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate. Any decline in the demand for new automobiles, light trucks, and sport utility vehicles could have a material adverse impact on the financial condition and results of operations of our transportation battery divisions. A weak capital expenditure environment in the telecommunications, uninterruptible power systems and electric industrial forklift truck markets could have a material adverse impact on the financial condition and results of operations of our industrial energy divisions.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of our customers’ purchasing size, our larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our business.

We face increasing competition and pricing pressure from other companies in our industries, and if we are unable to compete effectively with these competitors, our sales and profitability could be adversely affected.

We compete with a number of major domestic and international manufacturers and distributors of lead acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial purchasers, we have been subjected to continual and significant pricing pressures. The North American, European and Asian lead acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty. In addition, we are experiencing heightened competitive pricing pressure as Asian producers, able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major markets.

If we are not able to develop new products or improve upon our existing products on a timely basis, our business and financial condition could be adversely affected.

We believe that our future success depends, in part, on the ability to develop, on a timely basis, new technologically advanced products or improve on our existing products in innovative ways that meet or exceed our competitors’ product offerings. Maintaining our market position will require continued investment in research and development and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of our products less desirable or obsolete. We may be unsuccessful in making the technological advances necessary to develop new products or improve our existing products to maintain our market position. If any of these events occur, it could cause decreases in sales and have an adverse effect on our business and financial condition.

We may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, including the effects of turmoil in the Middle East.

Instability in the world financial markets and the global economy, including (and as a result of) the turmoil in the Middle East, may create uncertainty in the industries in which we operate, and may adversely affect our business. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on our operating results and financial condition.

We may be unable to successfully implement our business strategy, which could adversely affect our results of operations and financial condition.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in increasing our manufacturing and distribution efficiency through productivity, process improvements and cost reduction initiatives. Further, we may not be able to realize the benefits of these improvements and initiatives within the time frames we currently expect. In addition, we may not be successful in increasing our percentage of captive arrangements and spent battery collections or in hedging our lead requirements, leaving us exposed to fluctuations in the price of lead. Additionally, our implementation of these strategies could be delayed due to our limited liquidity. Any failure to successfully implement our business strategy could adversely affect results of operations and financial condition, and could further impair our ability to make certain strategic capital expenditures and meet our restructuring objectives.

We are subject to costly regulation in relation to environmental, health and safety matters, which could adversely affect our business and results of operations.

In the manufacture of our products throughout the world, we manufacture, distribute, recycle and otherwise use large amounts of potentially hazardous materials, especially lead and acid. As a result, we are subject to a substantial number of costly regulations, including limits on employee blood lead levels. In particular, we are required to comply with increasingly stringent requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. We could also incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. In addition, many of our current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, we could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We may become obligated to pay material remediation-related costs at our Tampa, Florida facility in the amount of approximately $12.5 million to $20.5 million, at the Columbus, Georgia facility in the amount of approximately $6.0 million to $9.0 million and at the Sonalur, Portugal facility in the amount of $3.5 million to $7.0 million.

We cannot be certain that we have been, or will at all times be, in complete compliance with all environmental requirements, or that we will not incur additional material costs or liabilities in connection with these requirements in excess of amounts we have reserved. Private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenses and expenditures, if they continue to increase, could have a material adverse effect on our business and results of operations. While our costs to defend and settle claims arising under environmental laws in the past have not been material, we cannot provide assurance that this will remain so in the future.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations. We have previously been advised by the EPA or state agencies that we are a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 97 federally defined Superfund or state equivalent sites. At 45 of these sites, we have paid our share of liability and believe that it is probable that our liability for most of the remaining sites will be treated as disputed unsecured claims under our Joint Plan of Reorganization (the “Plan”). However, there can be no assurance that these matters will be discharged. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified us of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35.0 million. To date, the EPA has not made a formal claim for this amount or provided any support for this estimate. To the extent the EPA or other environmental authorities disputed the pre-petition nature of these claims, we would intend to resist any such effort to evade the bankruptcy law’s intended result, and believe there are substantial legal defenses to be asserted in that case. However, there can be no assurance that we would be successful in challenging any such actions.

We may be adversely affected by legal proceedings to which we are, or may become, a party.

We are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations. No assurances can be given that we will be able to successfully defend any such litigation and regulatory proceedings, and adverse results in one or more of such litigation and regulatory proceedings could have a material adverse effect on our business or operations.

The cost of resolving our pre-petition disputed claims, including legal and other professional fees involved in settling or litigating these matters, could have a material adverse effect on our financial condition, cash flows and results of operations.

At March 31, 2006, there were approximately 1,400 pre-petition disputed unsecured claims on file in the bankruptcy case that remain to be resolved through our 2004 plan of reorganization’s claims reconciliation and allowance procedures. We established a reserve of common stock and warrants to purchase common stock for issuance to holders of these disputed unsecured claims as the claims are allowed by the bankruptcy court. Although these claims are generally resolved through the issuance of common stock and warrants from the reserve rather than the payment of money, the process of resolving these claims through settlement or litigation requires considerable resources, including expenditures for legal and professional fees and the attention of our personnel. These costs could have a material adverse effect on our financial condition, cash flows and results of operations. We are unable to predict how the recent declines in our stock price will impact this process given that our common stock is the currency in which these claims are resolved. On the one hand, lower stock prices may make some plaintiffs less willing to litigate but, on the other hand, may make some plaintiffs less willing to settle for less than the full amount of their claims depending on a variety of factors, including the strength of the plaintiff’s claims and the size of the plaintiff’s anticipated ultimate award.

Holders of our common stock are subject to the risk of dilution of their investment as the result of the issuance of additional shares of common stock and warrants to purchase common stock to holders of pre-petition claims to the extent the reserve of common stock and warrants established to satisfy such claims is insufficient.

Pursuant to our 2004 plan of reorganization, we have established a reserve of common stock and warrants to purchase common stock for issuance to holders of general unsecured pre-petition disputed claims. To the extent this reserve is insufficient to satisfy these disputed claims, we would be required to issue additional shares of common stock and warrants, which would result in dilution to holders of our common stock.

We agreed pursuant to our 2004 plan of reorganization to issue 25,000,000 shares of common stock and warrants initially exercisable for 6,250,000 shares of common stock, distributed as follows:

•	holders of pre-petition secured claims were allocated collectively 22,500,000 shares of common stock; and

•	holders of general unsecured claims were allocated collectively 2,500,000 shares of common stock and warrants to purchase 6,250,000 shares of common stock at $32.11 per share, and approximately 13.4% of such new common stock and warrants were initially reserved for distribution for disputed general unsecured claims under our 2004 plan of reorganization’s claims reconciliation and allowance procedures.

Under the claims reconciliation and allowance process set forth in our 2004 plan of reorganization, the Official Committee of Unsecured Creditors, in consultation with us, established a reserve to provide for a pro rata distribution of common stock and warrants to holders of disputed general unsecured claims as they become allowed. As claims are evaluated and processed, we will object to some claims or portions thereof, and upward adjustments (to the extent stock and warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of these objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing our potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although we believe that there is a reasonable basis in law to believe that we will ultimately be responsible for only our share of these remediation costs, there can be no assurance that we will prevail on these claims. In addition, the scope of remedial costs, or other environmental injuries, are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims, produce little or no proof of fault on which we can assess our potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases we are still seeking additional information needed for claims assessment. Information that is unknown to us at the current time may significantly affect our assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the bankruptcy court, we have distributed common stock at a rate of approximately one share per $383.00 in allowed claim amount and approximately one warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the stock and warrants allocated to non-noteholder general unsecured claims on the effective date of our 2004 plan of reorganization, including the reserve established for disputed general unsecured claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with our 2004 plan of reorganization without the need for any redistribution or supplemental issuance of securities. If the amount of non-noteholder general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and warrants will be issued for the excess claim amounts at the same rates as used for the other non-noteholder general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of prepetition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims. Based on information currently available, as of July 31, 2006, approximately 7% of new stock and warrants reserved for distribution for disputed general unsecured claims has been distributed. The Company also continues to resolve certain non-objected claims.

Work stoppages or other labor issues at our facilities or our customers’ or suppliers’ facilities could adversely affect our operations.

At March 31, 2006, approximately 20% of our North American and many of our non-U.S. employees were unionized. It is likely that a significant portion of our workforce will remain unionized for the foreseeable future. It is also possible that the portion of our workforce that is unionized may increase in the future. Contracts covering approximately 591 of our domestic employees will expire in 2007, and the remainder thereafter. In addition, contracts covering most of our union employees in Europe and the rest of the world expire on various dates through fiscal 2007. Although we believe that our relations with employees are generally good, if conflicts develop between us and our employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of our plants, or a material increase in our costs due to unionization activities, may have a material adverse effect on our business. Work stoppages at the facilities of our customers or suppliers may also negatively affect our business. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could require us to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of our suppliers experience a work stoppage, our operations could be adversely affected if an alternative source of supply is not readily available.

Our ability to operate our business effectively could be impaired if we fail to attract and retain experienced key personnel.

Our success depends, in part, on the continued contributions and experience of our senior officers and other key personnel. Certain of our senior officers are relatively new. The fact that certain of our key senior officers are recent additions to our staff and may not possess knowledge of our historical operations could adversely affect the operation of our business. Moreover, if in the future we lose or suffer an extended interruption in the service of one or more of our other senior officers or key employees, our financial condition and operating results may be adversely affected.

Our internal control over financial reporting was not effective as of March 31, 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, our management was required to furnish a report on, and our independent registered public accounting firm attested to, our internal controls over financial reporting in our Annual Report on Form 10-K for the year ended March 31, 2006. In connection with the preparation of this report, our management assessed the effectiveness of our internal control over financial reporting as of March 31, 2006, and this assessment identified several material weaknesses relating to ineffective controls over accounting for inventories and investments in affiliates, lack of sufficient resources in accounting and finance, lack of segregation of duties and ineffective controls over period-end accounting for income taxes. Because of these material weaknesses, our management concluded that our internal controls over financial reporting were not effective as of March 31, 2006 based on the criteria in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In an effort to remediate the material weaknesses and other deficiencies, we are currently implementing a number of changes to our internal controls including hiring additional personnel to focus on ongoing remediation initiatives. However, there can be no assurance that such remediation steps will be successful, that we will not have significant deficiencies or other material weaknesses in the future or that, when next evaluated, our management will conclude, and our auditors will determine, that our internal control over financial reporting is effective. Any failure to implement effective internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock, and may require us to incur additional costs to improve our internal control system.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of June 30, 2006, we had total indebtedness, including capital leases, of approximately $718.8 million. Our level of indebtedness could have significant consequences. For example, it could:

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	substantially increase our vulnerability to changes in interest rates, because a substantial portion of our indebtedness bears interest at floating rates;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	make us more vulnerable to a downturn in our business or in the economy;

•	place us at a disadvantage to some of our competitors, who may be less highly leveraged than us; and

•	require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

One or a combination of these factors could adversely affect our financial condition. Subject to restrictions in the indenture governing our convertible notes and our senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants restrict our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

Our senior credit facility and the indenture governing our senior secured notes contain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indenture governing our senior secured notes restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distributions on our capital stock or certain other restricted payments or investments;

•	purchase or redeem stock;

•	issue stock of our subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets to secure debt.

In addition, our senior credit facility requires us to maintain minimum consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs (“Adjusted EBITDA”) and requires us to repay outstanding borrowings with portions of the proceeds we receive from certain sales of property or assets and specified future debt offerings. Our ability to comply with the covenants in our senior credit facility may be affected by events beyond our control, and we may not be able to meet the financial ratios.

Any breach of the covenants in our senior secured credit agreement or the indenture governing our senior secured notes could cause a default under our senior secured credit agreement and other debt (including our notes), which would restrict our ability to borrow under our credit facility, thereby significantly impacting our liquidity. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facility, the lenders under our senior credit facility could institute foreclosure proceedings against the assets securing borrowings under the senior credit facility.

In fiscal 2005 and 2006, we were unable to comply with certain financial and other covenants in our senior credit facility at various times. In order to avoid an event of default, we were required to obtain waivers and amendments of such covenants from the lenders. This resulted in the payment of amendment fees as well as legal fees and other costs associated with the amendments, adversely affected our ability to maintain trade credit terms and contributed to our independent auditors including a going concern modification in their reports on our fiscal 2005 and 2006 financial statements.

We have entered into a plea agreement with the U.S. Attorney for the Southern District of Illinois under which we are required to pay a fine of $27.5 million over five years. If we are unable to post adequate security for this fine by February 2007 and the U.S. District Court is unwilling to modify the plea agreement, we could be unable to remain in compliance with the provisions of our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition.

In 2001, we reached a plea agreement with the U.S. Attorney for the Southern District of Illinois (the “U.S. Attorney”) resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. We agreed to pay a fine of $27.5 million over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. We filed for bankruptcy in April 2002 and did not pay any installments of the criminal fine before or during our bankruptcy proceedings, nor did we pay any installments of the criminal fine after we emerged from bankruptcy in May 2004. In 2002, the U.S. Attorney filed a claim against us as a general unsecured creditor and on May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine and modified our schedule to pay the $27.5 million fine through quarterly payments over the next five years, ending in 2011. Under the order, we must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court if we believe our financial viability would be jeopardized by providing such security. If we are not able to provide security in a form acceptable to the court and to the government by February 26, 2007 and the district court is unwilling to modify the plea agreement, then the resulting obligation to provide such security could result in our inability to maintain compliance with our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition.

We have large pension contributions required over the next several years.

Cash contributions to our pension plans are generally made in accordance with minimum regulatory requirements. Our U.S. pension plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, our minimum future cash contribution requirements for our U.S. pension plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, we received written notification of a tentative determination from the IRS granting a temporary waiver of our minimum funding requirements for our U.S. pension plans for calendar years 2003 and 2004, amounting to approximately $50.0 million, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation. Based upon the temporary waiver and sensitivity to varying economic scenarios, we expect our cumulative minimum future cash contributions to our U.S. pension plans will total approximately $115 million to $165 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007. These projections also assume that the provisions of the Pension Funding Equity Act of 2004 are extended for the

2006 plan year and funding reform legislation similar to the bills currently before Congress is passed and takes effect for the 2007 plan year. We expect that cumulative contributions to its non U.S. pension plans will total approximately $84 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007. In addition, we expect that cumulative contributions to our other post-retirement benefit plans will total approximately $13 million from fiscal 2007 to fiscal 2011, including $2.8 million in fiscal 2007.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, announcements of technological innovations that impact our services, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If the rights offering, the sale of shares to the Standby Purchasers and the Additional Standby Purchaser pursuant to their standby commitments under the Standby Agreement and the sale of additional shares of common stock to the Standby Purchasers are consummated, your relative ownership interest will experience significant dilution.

The Standby Purchasers and the Additional Standby Purchaser are entering into a Standby Agreement with us which provides that, subject to certain conditions, they will purchase any shares that remain unsold in this offering at the same subscription price per share. To the extent that you do not exercise your rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted. We will also sell additional shares of our common stock to the Standby Purchasers. This sale will have the effect of diluting your proportionate interest in our common stock, regardless of whether you choose to exercise your subscription rights. The percentage of our common stock owned by shareholders other than the Standby Purchasers and the Additional Standby Purchaser will decline as a result of the sales to such investors from 86% to 36% if no other shareholders exercise their subscription rights, or to 66% even if all other shareholders exercise such rights.

After the consummation of the rights offering and the sale of additional shares of common stock to the Standby Purchasers, a significant amount of our common stock will be concentrated in the hands of a few of our stockholders, and their interests may not coincide with yours.

Upon the completion of the rights offering and the sale of additional shares of common stock to the Standby Purchasers, if only the Standby Purchasers and the Additional Standby Purchaser exercise their subscription rights, the Standby Purchasers and the Additional Standby Purchaser would collectively own, on a fully diluted basis, approximately 55% of our common stock. As a result, if the Standby Purchasers and the Additional Standby Purchaser and their respective affiliates were to elect to act together, they would have the ability to exercise control over matters generally requiring shareholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the Standby Purchasers and the Additional Standby Purchaser and their affiliates.

After the consummation of the rights offering and the sale of additional shares of common stock to the Standby Purchasers, the Standby Purchasers and the Additional Standby Purchaser will have significantly increased their ownership of our common stock and further acquisitions of our common stock by any of them could constitute a “change of control” or a “change in control” under the documents which govern our debt obligations.

As of August   , 2006 Tontine beneficially owned 2,425,387 shares, or approximately 9.7%, and the Additional Standby Purchaser beneficially owned 1,588,892 shares, or approximately 6.2%, of our common stock (including the Additional Standby Purchaser’s warrants exercisable into common stock), respectively. After the completion of the rights offering and the sale of additional shares of common stock to the Standby Purchasers, the Standby Purchasers and the Additional Standby Purchaser will have significantly increased their proportionate ownership of our common stock. Under the credit agreement governing our senior credit facility, a “change of control” is deemed to have occurred if any person or group acquires 30% or more of the issued and outstanding shares of our common stock on a fully diluted basis and under the indentures governing our senior notes and convertible notes a “change in control” is deemed to have occurred if any person or group acquires greater than 50% of the issued and outstanding shares of our common stock. If a “change of control” under our credit agreement or a “change in control” under our senior notes and convertible notes indentures is deemed to occur, the credit agreement lenders may require immediate payment of our outstanding borrowings and the noteholders can require us to purchase the notes, and such actions would have a material adverse effect on our business and financial condition. Although the number of shares they can purchase under the Standby Agreement is limited so that they cannot exceed such thresholds, there can be no assurance that they will not purchase additional shares in the future which would cause a “change in control” or a “change of control” to occur.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

The subscription price of $3.50 per share in the rights offering was set by our Board of Directors. In determining the subscription price, our Board of Directors considered a number of factors, including: negotiations with the Standby Purchasers; our need for liquidity and capital; the likely cost of capital from other sources; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock; the historical and current market price of our common stock; general conditions in the securities market; the need to provide an incentive to our shareholders to participate in the rights offering on a pro-rata basis; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our Board of Directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, you may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq Global Market under the symbol “XIDE,” and the last reported sales price of our common stock on the Nasdaq Global Market on June 30, 2006 was $4.28 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If we determine there has been a fundamental change to the terms of the rights offering, we may give you the right to cancel your subscription exercise. Our determination of whether a change to the terms of the rights offering is “fundamental” will be made on a case-by-case basis and we cannot assure you that we will deem “fundamental” a change that you would otherwise believe to be “fundamental.” If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to          , 2006, the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our shareholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our shareholders may recognize taxable income for United States federal income tax purposes in connection with the receipt of rights in the rights offering depending on our current and accumulated earnings and profits and our shareholders’ basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. Because we have outstanding notes convertible into our common stock and on which we have paid interest, applicable Treasury regulations provide that the receipt of the rights will be part of a disproportionate distribution unless a “full adjustment” is made in the conversion price of the notes to reflect the rights offering. It is unclear whether the adjustment to the conversion price of the notes qualifies as a “full adjustment.” See “U.S. Federal Income Tax Considerations” for further information on the treatment of the rights offering.

In addition, your tax basis in the rights, in your current shares of our common stock and in the shares of our common stock that you acquire through exercise of the rights may be uncertain. Your tax basis in the shares of common stock acquired through exercise of the rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the rights. Your tax basis in the rights will depend on whether the rights offering is deemed to be part of a “disproportionate distribution,” the fair market value of the rights and, if applicable, whether you elect to allocate part of the tax basis of your common stock to the rights. See “U.S. Federal Income Tax Considerations” for further information on these issues.

Risks Related to our Common Stock

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 1,237,080 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, 3,454,231 shares of our common stock that may be issued upon conversion of our convertible notes and 6,250,000 shares covered by warrants issued and issuable under our 2004 plan of reorganization (such share totals not adjusted for antidilution adjustments that may be triggered by the rights offering and sale of additional shares of common stock), could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Our common stock price may be volatile, and consequently investors may not be able to resell their common stock at or above the subscription price.

The price at which our common stock will trade after this offering may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	investor perceptions of our company and comparable public companies;

•	our ability to comply with financial covenants in our senior credit facility; and

•	conditions and trends in general market conditions.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings “Summary” and “Risk Factors,” among others. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or state other “forward-looking” information based on currently available information. The factors listed above under the heading “Risk Factors” and in other sections of this prospectus provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These statements include, among other things, the following:

•	projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items;

•	statements regarding our plans and objectives, including the introduction of new products or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities;

•	statements of future economic performance;

•	statements of assumptions, such as the prevailing weather conditions in our market areas, underlying other statements and statements about our business; and

•	statements regarding our ability to obtain amendments under our debt agreements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the following general factors:

•	adverse reactions by creditors, vendors, customers and others to the going concern modification in the independent registered public accounting firm’s audit report for the fiscal year ended March 31, 2006;

•	our ability to implement and fund our business strategies and restructuring plans based on current liquidity;

•	lead, which experiences significant fluctuations in market price and which, as a hazardous material, may give rise to costly environmental and safety claims, can affect our results because it is a major constituent in most of our products;

•	unseasonable weather (warm winters and cool summers), which adversely affects demand for automotive and some industrial energy batteries;

•	our reliance on a single supplier for our polyethylene battery separators;

•	a pending preliminary SEC inquiry;

•	our substantial debt and debt service requirements which restrict our operating and financial flexibility, and impose significant interest and financing costs and our ability to comply with the covenants in our debt agreements or obtain waivers of noncompliance;

•	we are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations;

•	the realization of the tax benefits of our net operating loss carry forwards, which are dependent upon future taxable income;

•	the battery markets in North America and Europe are very competitive and, as a result, it is often difficult to maintain margins;

•	foreign operations involve risk such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	we are exposed to fluctuations in interest rates on our variable debt which can affect our results;

•	our ability to maintain and generate liquidity to meet our operating needs;

•	general economic conditions;

•	Asian batteries sold in North America and Europe at lower prices;

•	our ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	our ability to attract and retain key personnel;

•	our ability to pass along increased material costs to our customers;

•	the loss of one or more of our major customers;

•	our ability to consummate the rights offering and sale of additional shares of common stock to the Standby Purchasers, including obtaining required shareholder approval;

•	our significant pension obligations over the next several years;

•	the substantial management time and financial and other resources needed for our consolidation and rationalization of acquired entities; and

•	our ability to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The maximum net proceeds to us from the sale of our common stock offered in the rights offering and the sale of additional shares of common stock to the Standby Purchasers is estimated to be approximately $117.7 million after deducting estimated offering expenses. We intend to use the proceeds of the rights offering, together with the proceeds of the sale of such additional shares of our common stock to the Standby Purchasers, to provide additional liquidity for capital expenditures (approximately 40%, or $46.0 million), restructuring costs (approximately 25%, or $30.5 million), general corporate purposes (approximately 25%, or $28.7 million) and working capital (approximately 10%, or $12.4 million). Such restructuring costs are principally severance and other expenses related to staff reductions in selling, marketing and general and administrative functions, primarily in Europe, and consolidation of our operations and the elimination of other redundancies in plants and equipment throughout our business.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of June 30, 2006 on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of 21,428,571 shares in the rights offering and sale of 14,285,714 additional shares of common stock to the Standby Purchasers (including application of net proceeds as described above) at a price of $3.50 per share.

	At June 30, 2006
	Historical	Pro Forma
	(in thousands except
	share data)

Cash and cash equivalents	$37,029	$154,729

Debt (including current portion):
Senior secured credit facility	$333,603	$333,603
Other, including capital lease obligations and other loans with interest rates generally ranging up to 11% due in installments through 2015	23,433	23,433
Senior secured notes	290,000	290,000
Short-term borrowings	11,794	11,794

Total senior debt (including current portion)	658,830	658,830
Convertible senior subordinated notes	60,000	60,000
Minority interest	13,413	13,413
Stockholders’ equity:
Common stock, $0.01 par value, 61,500,000 shares authorized; 24,545,631 shares outstanding; 60,259,916 shares outstanding as adjusted	245	603
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding	—	—
Additional paid-in capital	889,048	1,013,690
Accumulated deficit	(677,551)	(677,551)
Accumulated other comprehensive income (loss)	(2,730)	(2,730)

Total stockholders’ equity	209,012	334,012

Total capitalization	$941,255	$1,066,255

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to subscribe for and purchase shares of our common stock, subject to the approval of our shareholders and the amendment of our certificate of incorporation. The per share price of $3.50 is equal to a 20% discount to the average closing price of our common stock for the 30 trading day period ended July 6, 2006. The subscription rights will entitle the holders of common stock to purchase shares of common stock for an aggregate purchase price of $75.0 million. See below for additional information regarding subscription by DTC participants.

Each holder of record of our common stock will receive 0.85753 of a subscription right for each share of our common stock held by such holder, subject to adjustment to eliminate fractional rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or prior to the expiration time of the rights offering, the holder’s pro rata portion of the shares of our common stock being offered in the rights offering, based upon the holder’s holdings of our common stock as of the record date.

We intend to keep the rights offering open until         , 2006 unless our Board of Directors extends such time with the approval of the Standby Purchasers.

Effects on Ownership of Certain Beneficial Owners and Management

The following table sets forth information on the beneficial ownership of our common stock by persons known to beneficially own more than 5% of our common stock, our directors and our executive officers, and the potential effects of the rights offering and sale of additional shares. Note that beneficial ownership information includes shares which may be acquired by a specified person on the exercise of warrants, whereas the number of shares which may be purchased in the rights offering by such person is based only on the number of shares actually owned by such person.

						Percent of
						Class if
					Percentage	Only Standby
	Number of		Additional	Additional	of Class if	Purchasers
	Shares		Rights	Shares to	All Holders	and Additional
	Beneficially	Percent of	Offering	Standby	Exercise	Standby Purchaser
Name of Beneficial Owner	Owned	Class	Shares	Purchasers(1)	Rights	Exercise Rights

5% Shareholders
Sterling Capital Management LLC(2)	3,459,939	13.8%	2,966,995	—	10.6%	5.7%
4064 Colony Road,
Suite 300
Charlotte, NC 28211
Wells Fargo & Company(3)	2,571,500	10.3%	2,205,134	—	7.9%	4.2%
420 Montgomery Street
San Francisco, CA 94104
Jeffrey L. Gendell(4)	2,425,387	9.7%	2,079,838	8,571,429	21.5%	35.5%
C/o Tontine Capital Management, L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830
Donald Smith & Co., Inc.(5)	2,365,597	9.5%	2,028,566	—	7.2%	3.9%
152 West 57th Street
New York, NY 10019
Stanfield Capital Partners LLC(6)	1,926,062	7.7%	1,651,652	—	5.9%	3.2%
430 Park Avenue
New York, NY 10022
David J. Greene and Company, LLC(7)	1,816,760	7.3%	1,557,923	—	5.6%	3.0%
599 Lexington Avenue
New York, NY 10022

						Percent of
						Class if
					Percentage	Only Standby
	Number of		Additional	Additional	of Class if	Purchasers
	Shares		Rights	Shares to	All Holders	and Additional
	Beneficially	Percent of	Offering	Standby	Exercise	Standby Purchaser
Name of Beneficial Owner	Owned	Class	Shares	Purchasers(1)	Rights	Exercise Rights

Arklow Capital, LLC(8)	1,588,892	6.2%	814,045	—	4.1%	7.1%
237 Park Avenue, Suite 900
New York, NY 10017
Legg Mason Investment Trust, Inc.	—	—	—	5,714,286	9.4%	23.0%
Directors and Officers
Michael R. D’Appolonia	7,412	*	4,545	—	*	*
Mark C. Demetree	7,626	*	5,000	—	*	*
David S. Ferguson	4,036	*	3,461	—	*	*
Phillip M. Martineau	12,412	*	8,833	—	*	*
John P. Reilly	7,412	*	4,545	—	*	*
Michael P. Ressner	7,412	*	4,545	—	*	*
Gordon A. Ulsh	331,132	1.3%	218,211	—	*	*
Carroll R. Wetzel	4,036	*	3,461	—	*	*
Mitchell Bregman	21,775	*	12,956	—	*	*
Neil Bright	21,852	*	15,165	—	*	*
E.J. O’Leary	35,514	*	21,879	—	*	*
Phillip A. Damaska	13,432	*	8,088	—	*	*
All Directors and executive officers as a group (15 persons)	507,253	2.0%	323,982	—	1.4%	*

*	Represents less than 1% of the outstanding common stock.

(1)	Assumes 100% participation in the rights offering.

(2)	The information reflects the Schedule 13G filed by Sterling Capital Management LLC on February 14, 2006. As of February 14, 2006, 3,459,939 shares of our common stock were beneficially owned by Sterling Capital Management LLC.

(3)	The information reflects the Schedule 13G filed jointly by Wells Fargo & Company and Wells Capital Management Incorporated on April 24, 2006. As of April 24, 2006, 2,571,500 shares of our common stock were reported beneficially owned by Wells Fargo & Company and 2,524,700 shares of our common stock were reported beneficially owned by Wells Capital Management Incorporated.

(4)	The information reflects the Schedule 13D filed jointly by Tontine Capital Management, L.L.C., Tontine Partners, L.P., Tontine Capital Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., and Jeffrey L. Gendell on June 29, 2006. Jeffrey L. Gendell (“Mr. Gendell”) is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. Mr. Gendell indirectly owns 2,425,387 shares of Common Stock of which is made up of the following: TCP directly owns 632,200 shares of Common Stock; TP directly owns 564,576 shares of Common Stock; TOF beneficially owns 1,178,611 shares of Common Stock; and certain separately managed accounts own 50,000.

(5)	The information reflects the Schedule 13G filed by Donald Smith & Co., Inc. on February 14, 2006. As of February 14, 2006, 2,365,597 shares of our common stock were beneficially owned by Donald Smith & Co., Inc.

(6)	The information reflects the Schedule 13G/A filed by Stanfield Capital Partners LLC on February 14, 2006. As of February 14, 2006, 1,926,062 shares of our common stock were beneficially owned by Stanfield Capital Partners LLC.

(7)	The information reflects the Schedule 13G filed by David J. Greene and Company, LLC on February 10, 2006. As of February 10, 2006, 1,816,760 shares of our common stock were beneficially owned by David J. Greene and Company, LLC.

(8)	The information reflects the Schedule 13G/A filed by Arklow Capital, LLC on July 7, 2006. As of July 7, 2006, 1,588,892 shares of our common stock were beneficially owned by Arklow Capital, LLC. including warrants exercisable into 639,600 shares of common stock held by Arklow Capital, LLC.

Reasons for the Rights Offering and Sale of Additional Shares of Common Stock to the Standby Purchasers

In approving the rights offering, our Board of Directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our Board of Directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative. In conducting its analysis, our Board of Directors also considered the dilution of the ownership percentage of the current holders of our common stock caused by the rights offering and the sale of additional shares of common stock to the Standby Purchasers, and the resulting anti-dilution adjustment to the conversion price for our convertible notes and the exercise price of our warrants. For more information regarding the anti-dilution adjustments to the conversion price for our convertible notes and the exercise price for our warrants, see “Description of Capital Stock — Warrants” and “Description of Capital Stock — Convertible Notes.” In addition, our Board of Directors considered that the rights offering would only occur if the holders of a majority of the voting power represented by the shares of common stock present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, approved the transaction.

After weighing the factors discussed above and the effect of the rights offering and sale of additional shares of common stock to the Standby Purchasers of generating $125.0 million, before expenses, in additional capital for us, we believe that the rights offering is the best alternative for capital raising and is in the best interests of our company and our stockholders. As described in “Use of Proceeds,” the proceeds of the rights offering are intended to be used to provide additional liquidity for working capital, capital expenditures and general corporate purposes.

Although we believe that the rights offering will strengthen our financial condition, our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights.

Standby Commitments

We will be offering in a private placement 2,079,838 shares of common stock to Tontine and 814,045 shares of common stock to the Additional Standby Purchaser on terms identical to those in this rights offering. Tontine and the Additional Standby Purchaser will not be participating in the registered rights offering, however the shares which we are offering to them in the private placement represent the number of shares to which they would be entitled had they participated in the rights offering.

On June 28, 2006, we entered into the Standby Agreement with the Standby Purchasers and the Additional Standby Purchaser. The following description of the Standby Agreement summarizes the material terms of the Standby Agreement. A copy of the Standby Agreement has been filed as an exhibit to our Form 8-K filed on June 29, 2006. We urge you to carefully read that entire document.

The Standby Agreement obligates us to sell, and requires the Standby Purchasers and the Additional Standby Purchaser to purchase from us, any and all shares of our common stock issuable upon the exercise of any rights remaining unsubscribed at the close of the rights offering subscription period. The price per share paid by the Standby Purchasers and the Additional Standby Purchaser for such common stock will be equal to the subscription price offered in the rights offering. We will also sell to the Standby Purchasers 14,285,714 additional shares of our common stock at a price equal to the subscription price for the rights offering for gross proceeds of $50.0 million.

The obligation of the Standby Purchasers and the Additional Standby Purchaser to fulfill the standby commitments under the Standby Agreement is subject to the following conditions:

•	our representations and warranties under the Standby Agreement are true and correct in all material respects as of the date of the Standby Agreement and the date of the closing of the transactions contemplated thereunder;

•	our execution and delivery of a registration rights agreement;

•	there having been no material adverse effect on our financial condition or earnings, financial position, operations, assets, results of operations, business or prospects and there having occurred no event or circumstance which would reasonably likely result in such a material adverse effect;

•	there having occurred none of the following events: (i) a suspension of trading of our Common Stock or a suspension of trading or the establishment of limited or minimum prices on securities generally on the New York Stock Exchange or Nasdaq Global Market; (ii) a banking moratorium having been declared either by U.S. federal or New York State authorities; or (iii) there having occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets (a “Market Event”).

The obligation of Tontine to fulfill the standby commitments under the Standby Agreement is subject to the condition that on or prior to the closing date of the transactions contemplated by the Standby Agreement, two nominees of Tontine (who are reasonably acceptable to our Board of Directors) are elected to our Board of Directors, which will result in our Board of Directors consisting of not more than nine directors, provided that this action does not limit our Board of Directors’ ability to change the number of our directors after such closing date. Tontine has submitted to us the names of individuals to be evaluated for election by our Board of Directors. The candidates are executives with companies in which Tontine has an investment. Our Board of Directors is considering these candidates.

Each of the Standby Purchasers and the Additional Standby Purchaser have agreed that they will not purchase shares in the rights offering which would result in either of them individually or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which they are a member owning (i) 30% or more of the issued and outstanding shares of our common stock on a fully diluted basis without the requisite prior written consent of our lenders under our senior secured credit facility or (ii) greater than 50% of the issued and outstanding shares of our common stock. If either Standby Purchaser would otherwise exceed such maximum number of shares, such excess shall be purchased by the other Standby Purchaser.

We have agreed, subject to the fiduciary duties of our Board of Directors after receipt of advice from our outside legal counsel, that we will not, other than with respect to the disposition of non-core assets as permitted by the credit agreement under our senior secured credit facility for a price not to exceed $30.0 million in the aggregate and certain other transactions permitted by the Standby Agreement, discuss, knowingly encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets or any capital stock other than the rights offering and sale of additional shares to the Standby Purchasers or facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any such alternative transaction. We have also agreed not to furnish or cause to be furnished any information concerning our business, operations, properties or assets in connection with, or to otherwise cooperate with or facilitate any such alternative transaction. In addition, we have agreed to cease discussions or negotiations regarding the sale of our Industrial Energy Europe and Rest of World business segment. These restrictions terminate upon the completion of the rights offering.

If the rights offering has not closed on or prior to September 30, 2006, for any reason other than a material breach of the Standby Agreement by the Standby Purchasers or a termination of the Standby Agreement by the Standby Purchasers in connection with a Market Event or if we terminate the Standby Agreement prior to the closing of the rights offering other than as a result of a material breach of the Standby Agreement by the Standby Purchasers or if the Standby Purchasers terminate the Standby Agreement in accordance with its terms, other than in connection with a Market Event, the Standby Purchasers have the option to purchase additional shares of our common stock at a price equal to the rights offering subscription price for gross proceeds of $50.0 million, provided that the Standby Purchasers must exercise this option within 10 business days of the occurrence of an event that triggers it. If our shareholders do not approve the rights offering, the Standby Purchasers may purchase a portion of the shares offered to them under the Standby Agreement up to 19.9% of the issued and outstanding shares of our common stock at a price of $4.50 per share.

As of August   , 2006, Tontine and the Additional Standby Purchaser beneficially owned 2,425,387 and 1,588,892 shares of our common stock, consisting of approximately 9.7% and 6.2% of our issued and outstanding common stock, respectively (including, in the case of the Additional Standby Purchaser, warrants held by it). Legg Mason does not hold any shares of our common stock.

Each of the Standby Purchasers and the Additional Standby Purchaser has represented to us that they are not “affiliates” within the meaning of Rule 405 of the Securities Act of 1933, as amended and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) that includes another Standby Purchaser or the Additional Standby Purchaser as a member of such a group and have no current intention to act in the future in a manner that would make them members of such a group.

In connection with the Standby Agreement, we have agreed that upon the closing of the transactions contemplated by the Standby Agreement, we will enter into a registration rights agreement in the form attached to the Standby Agreement filed as an exhibit to our Form 8-K filed on June 29, 2006, with the Standby Purchasers and the Additional Standby Purchaser. Pursuant to such registration rights agreement, we will register the resale of the shares of the Company’s common stock that each Standby Purchaser and the Additional Standby Purchaser holds, including those they acquire in the rights offering and under the Standby Agreement.

As a result, once the registration statement with respect to such shares is declared effective by the SEC, such shares would be eligible for resale in the public market without restriction to the extent not already eligible for resale.

Pursuant to the registration rights agreement, we are required to:

•	use our reasonable best efforts to cause a registration statement to be filed and declared effective by the SEC within 90 days following the closing under the Standby Agreement; and

•	use our reasonable best efforts to keep the registration statement continuously effective for so long as any of the Standby Purchasers and the Additional Standby Purchaser or their permitted assigns hold our securities.

Subject to certain restrictions, we may delay without penalty the foregoing obligations to file any registration statement or keep any registration statement usable for resales during one or more periods aggregating not more than 90 days in any twelve-month period in the event that we would be required to disclose in the registration statement information not otherwise then required by law to be publicly disclosed and in the judgment of our Board of Directors, there is a reasonable likelihood that such disclosure or any other action to be taken in connection with the registration statement would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect our company.

Under the registration rights agreement, at any time the registration statement is not effective and after written request of the Standby Purchasers or their permitted assigns, we will be required to effect the registration of securities addressed in such request. In addition, if we propose to file on our behalf or on behalf of selling securityholders a registration statement, the Standby Purchasers or their permitted assigns may request that their securities be registered on such registration statement.

Shareholder Approval

The rights offering, the purchase of shares by the Standby Purchasers and the Additional Standby Purchaser pursuant to their standby commitments, the sale of additional shares of common stock to the Standby Purchasers and the amendment to our certificate of incorporation increasing the amount of authorized shares of our common stock require the approval of our shareholders. We have submitted these items to our shareholders for approval at our 2006 annual meeting to be held in August 2006.

Method of Exercising Rights

Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, the exercise of rights is irrevocable and may not be cancelled or modified.

You may exercise your rights as follows:

Subscription by Registered Holders

You may exercise your subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock you subscribe for, to the subscription agent at the address set forth under the subsection entitled “Subscription Agent and Escrow Agent,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the record date through DTC. DTC will issue 0.85753 of a right to you for each share of our common stock you own at the record date, subject to adjustment to eliminate fractional rights. Each full right can then be used to purchase one share of common stock for $3.50 per share. You may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge your applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern Daylight Time, on the expiration date. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Eastern Daylight Time, on the expiration date.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company drawn upon a U.S. bank;

•	postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, the subscription agent; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you, without interest.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

•	receipt by the subscription agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent’s account.

In other words, if you send an uncertificated check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest, as soon as practicable after the expiration date of the rights offering.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription privilege, expires at 5:00 p.m., Eastern Daylight Time, on the expiration date. If you do not exercise your rights prior to that time, your rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate or your payment after that time, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may, in our sole discretion, extend the time for exercising the subscription rights. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and circulate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we will extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this offering and the new expiration date.

We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Subscription Price

Our Board of Directors determined the subscription price after negotiations with the Standby Purchasers, considering the likely cost of capital from other sources, the price at which our principal shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the need to provide an incentive to our shareholders to participate in the rights offering on a pro-rata basis. The subscription price for a full subscription right is $3.50 per share. The per share price is equal to a 20% discount to the average closing price of our common stock for the 30 trading day period ended July 6, 2006. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering on or prior to the expiration date for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned without interest as soon as practicable.

Cancellation Rights

Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation and any funds you paid to the subscription agent will be returned without interest or deduction as soon as practicable.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and payments other than wire transfers should be mailed or delivered is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privileges.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, Georgeson Shareholder Communications Inc., (888) 206-5896.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 21,428,571 shares of common stock in the rights offering. In the unlikely event that, due to the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 21,428,571 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Brokers and Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Notice of Guaranteed Delivery

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the privileges and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Subscription Agent and Escrow Agent.”

Transferability of Rights

The rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased or sold to anyone else. The rights offered hereunder are non-transferable because we cannot assure you that our shareholders will approve the rights offering.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privilege, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, we will promptly return this money to subscribers without interest.

Rights of Subscribers

You will have no rights as a shareholder until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

Foreign Shareholders

We will not mail rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Daylight Time, at least three business days prior to the expiration date by completing an international holder subscription form which will be delivered to those holders in lieu of a rights certificate and sending it by mail or telecopy to the subscription agent at the address and telecopy number set forth under “— Subscription Agent and Escrow Agent.”

No Revocation or Change

Once you submit the form of rights certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to terms of the rights offering, all exercises of rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

Kirkland & Ellis LLP has acted as our tax counsel in connection with the rights offering. Based upon discussions with Kirkland & Ellis LLP, we believe that our distribution or any shareholder’s exercise of these rights to purchase shares of common stock will not be taxable to our shareholders for the reasons described below in “U.S. Federal Income Tax Considerations.” For a discussion of the tax consequences to shareholders who receive or exercise the rights if the Internal Revenue Service determines that these rights have value, see “U.S. Federal Income Tax Considerations — Receipt, Exercise and Explanation of the Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Rights.”

No Recommendation to Rights Holders

Our Board of Directors is not making any recommendations to you as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Listing

The rights will not be listed on the Nasdaq Global Market or any other stock exchange or national market. The shares of common stock issuable upon exercise of the rights will be listed on the Nasdaq Global Market under the symbol “XIDE.”

Shares of Common Stock Outstanding After the Rights Offering and Sale of Additional Shares of Common Stock to the Standby Purchasers

Based on the 24,988,768 shares of our common stock issued and outstanding as of August   , 2006, 60,703,053 shares of our common stock will be issued and outstanding after the rights offering and sale of additional shares of common stock to the Standby Purchasers is completed, an increase in the number of outstanding shares of our common stock of approximately 143%.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion that follows is the opinion of Kirkland & Ellis LLP, special tax counsel to the Company, concerning all material U.S. federal income tax considerations to U.S. Holders (as defined below) of our common stock of the receipt of rights in the rights offering and the ownership, exercise and disposition of the rights except that Kirkland & Ellis LLP expresses no opinion with respect to (i) whether adjustments to the conversion price of the convertible notes qualify as a “full adjustment,” (ii) the amount of the Company’s accumulated or current earnings and profits for any taxable year, (iii) actions and positions the Company states it intends to take or (iv) statements of fact by the Company. In the following discussion, “we,” “us” and similar words refer to the Company and not to Kirkland & Ellis LLP. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders. This summary assumes that U.S. Holders have held our common stock exclusively as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of rights in the rights offering and the ownership, exercise and disposition of the rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE RIGHTS.

Receipt, Exercise and Expiration of the Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Rights

Provided that the rights offering is not part of a “disproportionate distribution” within the meaning of section 305 of the Code, you will not recognize taxable income for United States federal income tax purposes in connection with the receipt of rights in the rights offering. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. Although we have made no distributions on our common stock (other than distributions that qualify as redemptions under the tax law), because we have outstanding notes convertible into our common stock and on which we have paid interest, applicable Treasury regulations provide that the receipt of the rights will be taxable as part of a disproportionate distribution unless a “full adjustment” is made in the conversion price of the notes to reflect the rights offering. The indenture pursuant to which the convertible notes were issued requires an adjustment to the conversion price as a result of the rights offering, and we intend to make this adjustment. The Treasury regulations do not directly address the adjustment mechanism contained in the indenture pursuant to which the convertible notes were issued. Thus, it is uncertain whether adjustment to the conversion price required by the indenture qualifies as a “full adjustment,” and accordingly it is uncertain whether the receipt of the rights in the rights offering is taxable. We intend to take the position that the adjustment to the conversion price required by the indenture qualifies as a “full adjustment” and that the receipt of the rights in the rights offering is not taxable, but the Internal Revenue Service or the courts may disagree with our position. If the adjustment to the conversion price of the convertible notes is finally determined by the Internal Revenue Service or a court not to qualify as a “full adjustment,” our shareholders may be treated as receiving a distribution upon the receipt of rights in the rights offering in an amount equal to the fair market value of the rights distributed. In this case, the distribution of rights would be taxable to you as a dividend to the extent that the fair market value of the rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the rights are distributed. We believe that we do not have any accumulated earnings and profits, and, although it is not possible to determine our current earnings and profits for the taxable year that includes the date of the rights distribution, we expect that we will not have current earnings and profits for that taxable year. Dividends received by corporate holders of our stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15 percent) provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of our common stock (unless, as discussed in more detail below, you received the common stock with respect to which the rights were distributed in satisfaction of our prior indebtedness to you). Regardless of whether the distribution of rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your basis in the rights you receive will be the rights’ fair market value.

Consequences if the adjustment to the conversion price required by the indenture qualifies as a “full adjustment”

If you allow rights received in the rights offering to expire, you will not recognize any gain or loss upon the expiration of the rights. You also will not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares of common stock acquired through exercise of the rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the rights. If you exercise the rights, your tax basis in the rights will be zero unless either (i) the fair market value of the rights on the date such rights are distributed is equal to at least 15 percent of the fair market value on such date of the common stock with respect to which they are received or (ii) you elect, in your United States federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such common stock to the rights. In either such case, a portion of your basis in the common stock with respect to which the rights are received will be allocated to such rights in proportion to the respective fair market values of the common stock and the rights on the date the rights are distributed. The fair market value of the rights on the date the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, you should consider all relevant facts and circumstances, including any difference between the $3.50 per share subscription price of the rights and the trading price of our stock on the date that the rights are distributed, the length of the period during which the rights may be exercised and the fact that the rights are non-transferable. If you have tax basis in the rights and you allow the rights to expire, the tax basis of the common stock owned by you with respect to which such rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the rights in the rights offering. The holding period for the shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

If you exercise the rights received in the rights offering after disposing of the shares of common stock with respect to which the rights are received, then certain aspects of the tax treatment of the exercise of the rights are unclear, including (i) the allocation of tax basis between the common stock previously sold and the rights, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (iii) the impact of such allocation on the tax basis of the common stock acquired through exercise of the rights. If you exercise the rights received in the rights offering after disposing of the shares of common stock with respect to which the rights are received, you should consult your tax advisor.

Consequences if the adjustment to the conversion price required by the indenture does not qualify as a “full adjustment”

If you allow rights received in the rights offering to expire, you will recognize a short-term capital loss equal to your basis in the expired rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the rights, and the tax basis of the shares of common stock acquired through exercise of the rights will equal the sum of the subscription price for the shares and your tax basis in the rights. The holding period for the shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Sale of Shares of Common Stock and Receipt of Distributions on Shares of Common Stock

You will recognize capital gain or loss upon the sale of common stock acquired through the exercise of rights in an amount equal to the difference between the amount realized and your tax basis in the common stock (unless, as discussed in more detail below, you received the common stock with respect to which the rights were distributed in satisfaction of our prior indebtedness to you). The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15 percent. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20 percent for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of common stock acquired through the exercise of rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15 percent) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35 percent. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in the common stock will be treated as gain from the sale or exchange of such common stock (unless, as discussed in more detail below, you received the common stock with respect to which the rights were distributed in satisfaction of our prior indebtedness to you). Your basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Finally, note that if you received the common stock with respect to which the rights were distributed in satisfaction of our prior indebtedness to you, then you may be required to treat a portion of your gain from the sale or exchange of the common stock you acquire through the exercise of the rights as ordinary income to the extent that you previously recognized an ordinary loss on your receipt of our common stock in exchange for the prior indebtedness or to the extent you previously recognized deductions due to the full or partial worthlessness of that prior indebtedness. In addition, you may be subject to special rules if you engage in a transaction with respect to the common stock you acquire through the exercise of the rights that generally would be tax-free or permit deferral of gain or income recognition. If you received the common stock with respect to which the rights were distributed in satisfaction of our prior indebtedness to you, you are urged to consult your own tax advisor concerning these issues.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of rights. Backup withholding may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE RIGHTS.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Since May 6, 2004, our common stock has traded on the Nasdaq Global Market under the symbol “XIDE.” The high and low closing bid prices for our common stock is set forth below.

	High		Low

Fiscal 2005:
First Quarter		$21.50		$18.43
Second Quarter		$21.25		$14.80
Third Quarter		$16.10		$10.30
Fourth Quarter		$16.12		$12.81
Fiscal 2006:
First Quarter		$13.34		$4.32
Second Quarter		$5.53		$4.24
Third Quarter		$5.11		$3.45
Fourth Quarter		$4.20		$2.35
Fiscal 2007:
First Quarter		$4.80		$2.75
Second Quarter (through August , 2006)	$		$

Prior to May 6, 2004, our old common stock was traded on the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “EXDTQ.” The old common stock was cancelled, effective May 5, 2004, pursuant to our 2004 plan of reorganization.

As of August   , 2006, we had 24,988,768 shares of our common stock outstanding, with approximately 3,800 holders of record.

Dividend Policy

We have not declared or paid dividends on our common stock since our emergence from Chapter 11 in 2004. Covenants in our senior credit agreement restrict our ability to pay cash dividends on capital stock and we presently do not intend to pay dividends on our common stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 61,500,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. We are requesting our shareholders approve at the 2006 annual meeting a proposal to increase the number of authorized shares of common stock to 100,000,000. No shares of preferred stock are issued or outstanding. The following description of our capital stock, warrants and convertible notes and certain provisions of our certificate of incorporation and bylaws is a summary of the material terms thereof and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws and the warrant agreement and convertible notes indenture, copies of which have been filed with the SEC and are available for inspection. See “Available Information.”

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor, and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. Holders of common stock have no preemptive or redemption rights. All outstanding shares of our common stock are fully paid and nonassessable.

At August   , 2006, 24,988,768 shares of our common stock were outstanding, and there were:

•	1,237,080 shares issuable upon exercise of options outstanding, with 240,148 having an exercise price of $15.82, 1,795 having an exercise price of $14.95; 9,000 having an exercise price of $13.78; 12,000 having an exercise price of $13.41; 250,000 having an exercise price of $13.22; 8,600 having an exercise price of $5.00; 34,000 having an exercise price of $4.97; 30,000 having an exercise price of $4.88; 8,315 having an exercise price of $4.45; 7,500 having an exercise price of $4.87; 39,711 having an exercise price of $4.96; 6,100 having an exercise price of $4.81; 61,013 having an exercise price of $3.98; 513,898 having an exercise price of $4.46; and 15,000 having an exercise price of $4.35.

•	1,539,738 shares available for future awards under our 2004 Stock Incentive Plan (to be increased to 5,539,738 if our shareholders approve a proposed increase and the rights offering and sale of additional shares of common stock at the 2006 annual meeting);

•	6,250,000 shares issuable upon the exercise of warrants to purchase our common stock at an exercise price of $32.11 per share that have been issued and may be issued in the future to holders of unsecured pre-petition claims pursuant to our 2004 plan of reorganization;

•	additional shares issuable to holders of disputed claims under our 2004 plan of reorganization; and

•	3,454,231 shares of common stock issuable upon conversion of our convertible notes at their initial conversion price of $17.37 per share.

Pursuant to our 2004 plan of reorganization, we have established a reserve of common stock and warrants to purchase common stock for issuance to holders of general unsecured pre-petition disputed claims. To the extent this reserve is insufficient to satisfy these disputed claims, we would be required to issue additional shares of common stock and warrants, which would result in dilution to holders of common stock. We agreed pursuant to our 2004 plan of reorganization to issue 25,000,000 shares of common stock and warrants initially exercisable for 6,250,000 shares of common stock, distributed as follows:

•	holders of pre-petition secured claims were allocated collectively 22,500,000 shares of common stock; and

•	holders of general unsecured claims were allocated collectively 2,500,000 shares of common stock and warrants to purchase 6,250,000 shares of common stock at $32.11 per share, and approximately 13.4% of such new common stock and warrants were initially reserved for distribution for disputed general unsecured claims under our 2004 plan of reorganization’s claims reconciliation and allowance procedures.

Under the claims reconciliation and allowance process set forth in our 2004 plan of reorganization, the Official Committee of Unsecured Creditors, in consultation with us, established a reserve to provide for a pro rata distribution of common stock and warrants to holders of disputed general unsecured claims as they become allowed. As claims are evaluated and processed, we will object to some claims or portions thereof, and upward adjustments (to the extent stock and warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of these objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims.

Preferred Stock

Pursuant to our certificate of incorporation, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. Our Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Warrants

Term.  The warrants will expire on May 5, 2011.

Exercise Price and Anti-dilution.  The initial exercise price of the warrants was $32.11 per share and upon the commencement of the rights offering, the exercise price was reduced to $      and the number of warrants issued and issuable will increase to     . The exercise price is subject to further adjustment pursuant to the anti-dilution provisions summarized below, including upon consummation of the sale of additional shares of our common stock to the Standby Purchasers.

If, at any time before the expiration date of the warrants, we (i) pay a dividend or make a distribution on our common stock in shares of common stock, (ii) subdivide or combine our outstanding shares of common stock or (iii) reclassify our common stock into other securities, the number of shares issuable on exercise of each warrant and each warrant’s exercise price will be adjusted so that the holders of warrants are entitled to receive the number and kind of shares of common stock or other securities that they would have received if their warrants had been exercised immediately before the event (or, if applicable, the event’s record date).

In addition, if we issue or sell or are deemed to issue or sell any common stock (other than “Excluded Stock” defined in the warrant agreement) without consideration or for consideration per share less than the “Market Price” (as defined in the warrant agreement) of the common stock as of the day of such issuance or sale, the exercise price in effect immediately prior to each such issuance will be reduced and the number of shares issuable on exercise of each warrant will be increased as determined in accordance with a weighted average formula in the warrant agreement.

Finally, if we at any time or from time to time distribute to all holders of common stock (including in connection with a consolidation or merger in which we are the continuing corporation) evidences of our indebtedness, cash or assets (other than distributions and dividends payable in shares of common stock or cash dividends or distributions paid out of retained earnings or surplus legally available for such dividends or distributions), the warrants’ exercise price will be decreased to reflect the value of the distribution in accordance with the warrant agreement.

No adjustment in the number of shares purchasable under the warrants is required unless such adjustment would require an increase or decrease of at least 1.0% in the number of shares purchasable.

Event Protection.  Until May 5, 2007 and subject to certain other conditions, in the event of a sale, lease, transfer or other disposition of all or substantially all of our assets or a consolidation, merger or other business combination in which we are not the surviving entity (each such event, an “Organic Change”) in which the consideration to be paid to the holders of the common stock is $957.3 million or less, the buyer or surviving entity shall pay holders of the warrants (in exchange for such warrants) the cash equivalent to a Black-Scholes valuation using a 40% volatility and the remaining life of the warrants, such valuation subject to a 50% reduction beginning May 5, 2006 (the “Black-Scholes Amount”). In certain circumstances, the buyer or surviving entity may elect, in lieu of paying the Black-Scholes Amount, to give the holders of warrants rights to acquire and receive upon exercise of such warrants such shares of stock, securities or other property issuable or payable as part of the Organic Change as they would have been entitled to receive upon exercise of such warrants had such warrants been exercised immediately before such Organic Change, provided that if a portion of the consideration paid by such buyer or surviving entity in connection with the Organic Change is cash, the amount of cash which the holders of the warrants will be entitled to receive upon exercise shall be a portion of the Black-Scholes Amount.

Convertible Notes

General

A holder may at any time prior to the close of business on the maturity date convert any outstanding convertible notes into shares of our common stock. The initial conversion price was $17.37 per share. Upon the commencement of this rights offering, the conversion price decreased to $      per share. The conversion price is subject to further adjustment as described below. A holder may convert convertible notes only in denominations of $1,000 and multiples of $1,000.

Adjustment to Conversion Price Upon a Change in Control

If holders elect to convert their notes in connection with clauses (1), (2) or (3) of the definition of change in control as set forth below and 10% or more of the fair market value of the consideration for the shares of our common stock in the transaction consists of (i) cash (excluding cash paid for fractional shares), (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq Global Market, we will decrease the conversion price for the notes surrendered for conversion, which will increase the number of shares issuable upon conversion (the “additional shares”) as described below.

“Change in control” is defined in the convertible notes indenture to mean the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

(2) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of our company (whether or not otherwise in compliance with the provisions of the indenture);

(3) any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding capital stock; or

(4) the replacement of a majority of our Board of Directors over a two-year period from the directors who constituted our Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of our Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

The number of additional shares are determined by reference to a table included in the indenture, based on the date on which the change in control becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the change in control. If holders of our common stock receive only cash in the change in control, the share price is the cash amount paid per share. Otherwise, the share price is the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction. The maximum amount of additional shares is 12.6542 per $1,000 principal amount of convertible notes, but in no event will the total number of shares of common stock issuable upon conversion exceed approximately 70.2247 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion price as set forth under “— Conversion Price Adjustments.”

Conversion after a Public Acquirer Change in Control

In the case of a public acquirer change in control (as defined below), we may, in lieu of increasing the conversion rate by additional shares as described under “— Adjustment to Conversion Price Upon a Change in Control” above, elect to adjust the conversion rate and the related conversion obligation such that, from and after the effective date of such public acquirer change in control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) that have been registered, or the resale of which will be registered, under the Securities Act, by multiplying the conversion rate in effect immediately before the public acquirer change in control by a fraction:

•	the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which our common stock is converted into or exchanged for the right to receive cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change in control, the average of the last closing price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change in control, and

•	the denominator of which will be the average of the last closing prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change in control.

A “public acquirer change in control” means a change in control that would otherwise obligate us to increase the conversion rate as described under “— Adjustment to Conversion Price Upon a Change in Control” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with such change in control (the “public acquirer common stock”). Upon a public acquirer change in control, holders may convert their notes at the adjusted conversion rate described in the preceding paragraph but will not be entitled to the increased conversion rate as described under “— Adjustment to Conversion Price Upon a Change in Control.” The registered shares of public acquirer Common Stock, or the shares of public acquirer common stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to official notice of issuance, on a national securities exchange or the Nasdaq Global Market.

Conversion Price Adjustments

The conversion price will be adjusted if (without duplication):

(1) we issue to all holders of shares of our common stock other capital stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our common stock;

(3) we issue (other than pursuant to a shareholders rights plan) to all holders of our common stock or our preferred stock, rights (including the rights offering described herein, as provided above), warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

(4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock (other than common stock), securities, cash, property, rights, warrants or options, excluding:

•	those rights, warrants or options referred to in clause (3) above;

•	any dividend or distribution paid exclusively in cash not referred to below; and

•	any dividend or distribution referred to in clause (1) above;

(5) we declare a cash dividend or distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount) / Pre-Dividend Sale Price

provided that, no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion; provided further that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (5), we will make adequate provision so that each holder of notes will have the right to receive upon conversion the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution. “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock;

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of our common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of or a sale of all or substantially all of our assets.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

These provisions include, but are not limited to:

No Removal of Directors Without Cause

Directors may be removed by the shareholders only for cause.

Board Vacancies

Our certificate of incorporation authorizes the Board of Directors to fill vacant directorships or to increase the size of the Board of Directors, which may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by this removal with its own nominees.

Cumulative Voting

Our certificate of incorporation does not authorize our shareholders the right to cumulative voting in the election of directors. As a result, shareholders may not aggregate their votes for a single director.

Shareholder Action Without a Meeting

Our bylaws prevent our shareholders from taking action without a meeting called in accordance with the bylaws. As a result, our shareholders cannot act by written consent.

Advance Notice of Director Nominees and Other Matters to Come Before Shareholder Meetings

Our bylaws require shareholders to notify us prior to the date which is 90 days before the anniversary of the last annual meeting of shareholders of any nominations they will propose for directors or other matters they wish to propose at the annual meeting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of Delaware General Corporation Law

We are subject to the “business combination” statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested shareholder” for a period of three years after the date of the transaction in which the person became an “interested shareholder,” unless:

•	the transaction is approved by the Board of Directors prior to the date the interested shareholder obtained such status;

•	upon consummation of the transaction which resulted in the shareholder becoming an “interested shareholder,” the “interested shareholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commended, excluding specified shares; or

•	on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested shareholder.”

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent

American Stock Transfer & Trust Company is the transfer agent for our common stock.

PLAN OF DISTRIBUTION

On or about August   , 2006, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on August   , 2006 except Tontine and the Additional Standby Purchaser. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, at the following address:

By Mail:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact the information agent, Georgeson Shareholder Communications Inc., (888) 206-5896.

Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon subscription of the rights will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations).

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to our financial statements and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006 and the portions of the Proxy Statement dated July 28, 2006 that are incorporated by reference into the Form 10-K;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 8, 2006;

•	our Current Report on Form 8-K, filed with the SEC on June 29, 2006;

•	our Current Report on Form 8-K, filed with the SEC on July 6, 2006; and

•	our Current Report on Form 8-K, filed with the SEC on August 4, 2006.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
Attention: Corporate Secretary

AVAILABLE INFORMATION

We file annual, quarterly and current reports, prospectus and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.exide.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$8,025
Investment banking fees and expenses	3,750,000	(1)
Subscription agent fees and expenses	55,000
Information agent fees and expenses	9,000
Legal fees and expenses	800,000
Accounting fees and expenses	75,000
Printing costs	65,000
Miscellaneous expenses	47,500

Total	$4,809,525

(1)	Represents the pro rata portion related to the rights offering of total investment banking fees and expenses in connection with the rights offering and sale of additional shares to the Standby Purchasers and other related matters.

Item 15.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.

We have entered into indemnification agreements with certain of our officers and all members of our board of directors. The indemnification agreements provide that we will indemnify our officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as our officers or directors. We are not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against us or any of our employees.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

Item 17.	Undertakings

(a) Exide Technologies hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Exide Technologies hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Exide Technologies’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on the 21st day of August, 2006.

EXIDE TECHNOLOGIES

By:	/s/ Gordon A. Ulsh Name: Gordon A. Ulsh Title: President, Chief Executive Officer and Director

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/s/ Gordon A. Ulsh Gordon A. Ulsh	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2006

* Francis M. Corby Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 21, 2006

* Phillip A. Damaska	Senior Vice President and Corporate Controller (Principal Accounting Officer)	August 21, 2006

* John P. Reilly	Chairman of the Board of Directors	August 21, 2006

* Michael R. D’Appolonia	Director	August 21, 2006

* Mark C. Demetree	Director	August 21, 2006

* David S. Ferguson	Director	August 21, 2006

* Phillip M. Martineau	Director	August 21, 2006

* Michael P. Ressner	Director	August 21, 2006

Signatures	Capacity	Dates

* Carroll R. Wetzel	Director	August 21, 2006

* /s/ Barbara A. Hatcher Barbara A. Hatcher Attorney-in-Fact Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Standby Purchase Agreement among Exide Technologies and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, dated June 28, 2006 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on June 29, 2006).
2.2	Form of Registration Rights Agreement to be entered into among Exide Technologies and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on June 29, 2006).
2.3	Amendment to Standby Purchase Agreement among Exide Technologies and Tontine Capital Partners, Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, dated August 1, 2006.**
3.1	Amended and Restated Certificate of Incorporation.**
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed with the SEC on June 29, 2006).
4.1	Form of Subscription Rights Certificate.**
5.1	Opinion of Kirkland & Ellis LLP.*
8.1	Tax Opinion of Kirkland & Ellis LLP.***
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included in signature page).
99.1	Form of Instructions For Use of Exide Subscription Rights.*
99.2	Form of Notice of Guaranteed Delivery for Subscription Rights.**
99.3	Form of Letter to Shareholders who are Record Holders.**
99.4	Form of Letter to Shareholders who are Beneficial Holders.**
99.5	Form of Letter to Clients of Shareholders who are Beneficial Holders.**
99.6	Form of Nominee Holder Certification Form.**
99.7	Form of Beneficial Owner Election Form.*
99.8	Substitute Form W-9 for Use with Rights Offering.*

* Filed herewith.

** Filed previously.

*** To be filed by amendment.